Exhibit 99.1

STANDARD DIVERSIFIED INC. ANNOUNCES
PLANS TO PURSUE A CORPORATE REORGANIZATION WITH ITS SUBSIDIARY TURNING POINT BRANDS, INC.

NEW YORK, NY, November 18, 2019 – Standard Diversified Inc. (the “Company”) (NYSE American: SDI) today announced that it intends to pursue a merger with Turning Point Brands, Inc. (“Turning Point”), of which the Company held a 50.1% interest as of September 30, 2019.  Pursuant to the proposed transaction, which would be a statutory merger implemented via Delaware law and which is intended to constitute a tax-free “downstream reorganization” for U.S. federal income tax purposes, the Company would be merged with and into a wholly owned subsidiary of Turning Point with Turning Point as the survivor of the Merger.  Pursuant to the merger, holders of the Company’s common stock would receive, in return for their Company common stock, shares of the common stock of Turning Point.

The details and timing of the proposed merger have not yet been determined, and there can be no assurance that any definitive agreement will be executed or that any transaction will be approved or consummated. The Company’s Board of Directors intends to form a Special Committee of Independent Directors to engage in discussions with Turning Point. The proposed transaction is subject to the approval of the Company’s Board of Directors (which would be based on a recommendation from the Special Committee) and stockholders, and also Turning Point’s requisite approval.

Prior to the consummation of the proposed merger, the Company plans to divest all assets and liabilities of the Company other than its interest in Turning Point. This includes the disposition of the Company’s interest in Maidstone Insurance Company (“Maidstone”), through a disposition to the New York State Department of Financial Services (“NYSDFS”). The Company also intends to dispose of its out-of-home advertising business, conducted through its subsidiary Standard Outdoor LLC, in a transaction not yet finalized.

About Standard Diversified Inc.
Standard Diversified Inc. is a holding company that owns and operates subsidiaries in a variety of industries, including other tobacco products, outdoor advertising and insurance. For more information about the Company, please visit the Company’s website at www.standarddiversified.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, are forward-looking statements. These forward-looking statements address, among other things activities, events or developments that the Company expects, believes or anticipates will or may occur in the future. These forward-looking statements are subject to a number of risks that could cause actual results to differ materially from those contained in the forward-looking statements, including those risks described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. Except as required by law, the Company assumes no obligation to update publicly any such forward-looking statements.

Contact Information:
Adam Prior, The Equity Group Inc.
Phone: (212) 836-9606
aprior@equityny.com